Exhibit 99.8
Trinity Industries, Inc.
Earnings Release Conference Call – Q4 2018
Comments of James E. Perry
Senior Vice President and Chief Financial Officer
February 21, 2019
Thank you, Paul, and good morning everyone.
Let me start out by noting that all of the figures provided in our press release and in today’s comments have been recast to reflect the composition of Trinity Industries after spinning off Arcosa to our shareholders on November 1st. The results related to Arcosa for the period before the spin-off and the majority of the transaction costs associated with the spin-off are now part of our Discontinued Operations.
The Form 10-K that we will file later today will provide you with a great deal of information to help you assess the financial performance of the post-spin Trinity. I want to thank the hard-working team of people whose effort led to a successful spin-off and in putting together the financial reports for our investors.
In yesterday’s earnings release, we announced fourth quarter 2018 revenues of $735 million, up 19% year-over-year, and diluted earnings per share from continuing operations of $0.19 per share. This EPS includes a one-time, non-cash charge of $0.07 per share related to certain assets under a capital lease.
Our effective tax rate was higher during the fourth quarter of 2018 as adjustments were made to our tax provision related to the spin-off and the loss of certain state tax benefits, as well as changes to the treatment of foreign taxes as a result of the Tax Act.
For the full year, Trinity reported revenues of $2.5 billion and diluted EPS from continuing operations of $0.70 per share, which includes the $0.07 per share fourth quarter charge for the capital lease item mentioned previously. These figures compare to 2017’s totals of $2.4 billion of revenues and adjusted EPS of $0.79 in 2017, which excludes a one-time $3.06 benefit from the tax law change.
Our Leasing business revenues declined slightly year over year, mainly as growth in the number of railcars in the lease fleet offset lower lease rates for renewals and assigned railcars. These factors along with lower profit from the sales of leased railcars, and the one-time capital lease charge, had an impact on Leasing segment operating profit, declining 21% year over year.
As compared to 2017, our Rail Products Group’s delivery of new railcars was 9% higher, at 20,105 railcars, and our railcar maintenance revenues more than doubled, resulting in total Rail Products Group revenue growth of 15%. Our operating profit declined compared to 2017 primarily due to lower margins on railcars delivered as many were priced during a challenging market environment.
During the fourth quarter, we have included in the EPS calculation the mid-November delivery of 12.9 million shares, representing approximately 80% of the shares expected to be purchased under the Company’s $350 million accelerated share repurchase program. We still expect for the program to be completed during the first quarter this year, at which time the balance of the shares - approximately 2.4 million shares at this time based on the recent stock price - will be delivered to us and will further reduce the share count for purposes of calculating Trinity’s EPS going forward. At the time the shares are delivered to us, we expect the shares outstanding to be approximately 131 million shares.
At the end of the fourth quarter, the loan-to-value on our wholly-owned lease fleet increased to 46.6%. This compares to 33.8% at the end of the third quarter and 25.4% at the end of 2017. This was positive progress toward our 60-65% leverage ratio target, which reflects a capital structure more in line with Trinity’s business composition post-spin and that lowers our cost of capital.

Melendy Lovett, our incoming CFO, will handle the guidance remarks for the Company. But before that, I would like to take a moment to thank Tim, the entire Trinity team, our former and current Board of Directors and senior business leaders, our investors, our research analysts, and financial partners for your support in my role as CFO for the last nearly nine years and as a member of the Trinity team for over 14 years. It has been a true honor to serve all of you during this time. I look forward to the Trinity team building on the firm foundation that has been laid over many decades of hard work by thousands of dedicated people.
The transition to Melendy as the new CFO has been very smooth. I have been pleased to work with her for the last five years as a colleague and wish her the very best in her new role. I will now turn the call over to Melendy.